Filed pursuant to Rule 433
Registration Statement No. 333-131266

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                                                                  Morgan Stanley
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Morgan Stanley

Fixed Income Investor Overview

Second Quarter 2007
                                                                               1

Notice

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, nonpublic information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes and has not been updated since originally presented.

The information provided herein may include certain non-GAAP financial measures. The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Reports on Form 10-K, Quarterly Reports on
Form 10-Q and Current Reports on Form 8-K, including any amendments thereto, all of which are available on www.morganstanley. com.

This presentation may contain forward -looking statements. You are cautioned not to place undue reliance on forward -looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see "Forward -Looking Statements" immediately preceding Part I,
Item I, "Competition" and "Regulation" in Part I, Item 1, "Risk Factors" in
Part 1, Item 1A, and "Certain Factors Affecting Results of Operations" in Part
II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2006 and "Management's Discussion and Analysis of Financial
Condition and Results of Operations" and "Risk Factors" in the Company's
Quarterly Reports on Form 10-Q and other items throughout the Form 10-K, Forms
10-Q and the Company's 2007 Current Reports on Form 8-K.

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, nonpublic information.
                                                                               2

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Consolidated Financial Highlights -- 1H 2007
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Net Revenues(1)                              Profit Before Taxes(2)

Source:  Company SEC Filings and 2Q07 Financial Supplement
Notes:   (1) Net revenues include adjustments for the presentation of certain deferred compensation plans.

         (2) Amounts represent income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and
             cumulative effect of accounting change, net.
                                                                               3

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Segment Contributions -- FY 2006
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Net Revenues of $34.5Bn(1)(2)      Profit Before Taxes of $10.9Bn (3)(4)

Pre-tax Profit Margin              Return on Average Common Equity (5)

Source:   Company SEC Filings and 4Q06 Financial Supplement

Notes:    (1)  Net revenues include adjustments for the presentation of certain deferred compensation plans.
          (2)  Excluding intersegment eliminations of ($269MM).
          (3)  Excluding intersegment eliminations of $33MM.
          (4)  Income from continuing operations before losses from
               unconsolidated investees, income taxes and cumulative effect of accounting change, net.
          (5)  The computation of average common equity for each segment is based upon an economic capital model that the Company uses to determine the amount of equity capital needed to support the risk of its business activities and to ensure that the Company remains adequately capitalized.
                                                                               4

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Segment Contributions -- 1H 2007
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Net Revenues of $22.5Bn (1)        Profit Before Taxes of $7.7Bn (2)(3)

Pre-tax Profit Margin              Return on Average Common Equity (4)

-------------
Source:  Company SEC Filings and 2Q07 Financial Supplement

Notes:    (1)  Excluding intersegment eliminations of ($103MM).
          (2)  Excluding intersegment eliminations of $6MM.
          (3)  Income from continuing operations before gains/losses from unconsolidated investees, income taxes and gains/losses from discontinued operations.
          (4)  The computation of average common equity for each segment is based upon an economic capital model that the Company uses to determine the amount of equity capital needed to support the risk of its business activities and to ensure that the Company remains adequately capitalized.

                                                                               5

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Key Strategic Principles and Financial Objectives
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Diversified, Global Firm Focused on Improving Profit Margins, Growth, and ROE

          o    Leverage global scale, franchise and integration across
               businesses
          o    Strike a better balance between principal and customer activity
          o    Invest to optimize growth opportunities and achieve
               best-in-class status in all businesses
          o    Aggressively pursue new opportunities including bolt-on
               acquisitions
          o    Create cohesive "One-Firm" culture with the right leadership

                      Double 2005 pre-tax profits by 2010
           5 percentage points improvement in pre-tax profit margin

                                                                               6

Progress Toward Goals



Pre-tax Profits
($Bn)
16
14
12
10
8
6
4
2
0
$7.3
+49%
$11.0
$14.7+
2005
2006
2010 Goal
Americas (1)
Europe
Asia
Total Firm

PBT Margin (%):	2005	2006	2010 Goal
	28%	33%	33%+

Double 2005 pre-tax profits by 2010
5 percentage points improvement in pre-tax profit margin

Source: Company SEC Filings
Note: (1) Includes U.S., Canada, Latin America and Other.

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, nonpublic information.

7

Institutional Securities: Critical Initiatives

          o    Increase principal risk taking

          o    Expand derivatives business

          o    Increase presence in domestic and global residential mortgage

          o    Build leveraged finance business

          o    Grow in emerging markets

          o    Enhance financing / prime brokerage offerings

          o    Improve economics of core equities business

                                                                               8

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Institutional Securities: Measuring our Progress
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                                            2Q06          1Q07          2Q07
                                            ----          ----          ----

Profit Before Taxes (1)                     $1.9Bn        $2.9Bn        $3.0Bn

Net Revenues                                $5.3Bn        $7.1Bn        $7.4Bn

Return on Average Common Equity (2)         28%           39%           35%

Pre-tax Profit Margin                       36%           40%           40%

Source:   Company SEC Filings and 2Q07 Financial Supplement
Notes:    (1)  Income from continuing operations before gains/losses from unconsolidated investees, income taxes and gains/losses from discontinued operations.
          (2)  The computation of average common equity for each segment is based upon an economic capital model that the Company uses to determine the amount of equity capital needed to support the risk of its business activities and to ensure that the Company remains adequately capitalized.

                                                                               9

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Asset Management: Critical Initiatives
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          o    Build Merchant Banking business
               --  Real Estate Funds
               --  Private Equity and Infrastructure

          o    Expand non-U.S. footprint

          o    Expand Alternatives capability

          o    Rebuild U.S. Institutional reputation and business

          o    Expand traditional products
               --  Equity and Fixed Income

          o    Invest in Van Kampen and Americas Intermediary channels

          o    Reposition Morgan Stanley retail brand

                                                                              10

Asset Management: Measuring Our Progress

First Year
Business Investment

- ✔ New management team
- ✔ Fill leadership gaps
- ✔ Reorganize business
- ✔ Bottom-up business plan
- ✔ Complete several team acquisitions, lift-outs and minority stakes
- ✔ Build foundation for Alternative business
- ✔ Re-enter the Private Equity business
- ✔ Build out Infrastructure business
- ✔ Seed new products
- ✔ Build MSIM infrastructure
- ✔ Open lines of communication
- ✔ Margin pressure

Two to Three Years
Gaining Traction

- ✔ Continue to attract high-quality talent
- ✔ Positive flows
- More complete traditional product offering
- Continue to selectively pursue acquisitions, minority stakes, lift-outs and alliances, particularly outside the U.S.
- ✔ Increasing number of hedge fund and private equity strategies
- Revitalize Morgan Stanley Advisor Fund family
- Rationalize current fund product offerings
- Initial margin pressure followed by improvement

Three to Five Years
Results

- Industry leader
  - Improving performance
  - Innovative products
  - Superior client service
- First choice for clients
- Competitive fund flows
- Competitive PBT margin
- Enhanced value for Morgan Stanley shareholders

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, nonpublic information.

11

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Asset Management: Measuring Our Progress
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                               2Q06          1Q07       2Q07       Aspiration
                               ----          ----       ----       ----------

YoY Net Revenue Growth         13%           28%        68%        Double-digit growth

Pre-tax Margin                 31%           26%        20%        25-30%

Assets Under Management        $454Bn        $521Bn     $560Bn     $600Bn+

Net Flows                      ($5.1Bn)      $4.5Bn     $9.3Bn     Strong and competitive

                                                                   positive flows

New Products Launched           9             21         15         ~30 (FY)

Retail Product Performance:
% of Morningstar-rated Assets
  in 4- and 5-star funds       48%           38%        52%        50%+

Source:   Morgan Stanley SEC Filings and Earnings Releases, Morningstar
Note:     Migration of the real property business from Institutional Securities to MSIM excluded in 2Q06 and 1Q07, included in 2Q07
                                                                              12

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Global Wealth Management: Critical Initiatives
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          o    Improve financial performance

          o    Stabilize sales force and energize organization

          o    Explore new revenue opportunities

          o    Strengthen linkages with rest of Morgan Stanley franchise

          o    Develop technology and operations support

          o    Continued focus on control and compliance/ legal issues

                                                                              13

Global Wealth Management: Measuring Our Progress

	2Q06	1Q07	2Q07	Aspiration
Revenue Growth	14%	17%	17%	10%+
Pre-Tax Margin	12%	15%	16%	20%+
Domestic Retail Net New Assets	$2.4Bn	$6.7Bn	$8.7Bn	$25 – 30Bn (FY)
Fee-Based Assets	29%	29%	29%	35%+
Client Assets in $1MM+ households	65%	70%	71%	75%
Bank Deposit Program	$9.1Bn	$16.4Bn	$18.2Bn	$25Bn+
Revenue per Financial Advisor	$659K	$758K	$814K	$700K+
Assets per Financial Advisor	$78MM	$86MM	$89MM	$95MM+

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, nonpublic information.

14

Discover: Spin-off Highlights

- Board of Directors approved spin-off of Discover Financial Services; SEC Form 10 was effective on June 1, 2007
- Discover began operating as a stand-alone company on June 30, 2007
- Financing and liquidity initiatives were completed by spin-off date
  - Full replacement of all Morgan Stanley funding and liquidity sources
  - Discover spun-off with $5.5 Bn in capital allocated

Financing Initiatives

- Active issuance levels in asset-backed securitization and retail brokered deposit markets
- Execution of new initiatives to replace Morgan Stanley funding
  - $800 million inaugural unsecured debt issuance from DFS Parent Company
  - Agreements with third party sweep deposit providers to replace funding previously sourced through Morgan Stanley's Global Wealth Management Bank Deposit Program
  - Enhancement of Discover Card Master Trust
  - External financing agreements to replace funding for assets outside of Discover Bank

Liquidity Initiatives

- Framework established with new liquidity sources created for new stand-alone company
  - Established cash liquidity reserve of $5.0+ billion, largely through retail brokered deposit issuance
  - Achieved $2.4 billion target for unused ABCP conduit capacity
  - Closed 59-month $2.5 billion unsecured committed credit facility, with 24 global financial institutions participating

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, nonpublic information.

15

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Capital and Risk Management
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o    Active capital management

     -    Balance use of capital for organic growth, acquisitions and share repurchases
     -    $6Bn authorized for share repurchase through June 2008
     -    33 million shares repurchased during 1H07
o    Effective risk management
     -    Active, prudent, balanced and commensurate with rewards
     -    "Doctrine of No Surprises"

Risk Governance Structure

                              Morgan Stanley Board
                                        |
               ----------------------------------------------------
               Capital Structure &            Audit Committee
               Strategic Transactions         ---------------------
               Committee                      Firm Risk Committee
                                              ---------------------
                                                   |
                                        |----------|
                         --------------------------------
                         Institutional     Asset
                          Securities       Management
                         --------------------------------
                         Global Wealth     Discover
                         Management
                         --------------------------------

                                                                              16

Increased Economic Capital

Average Economic Capital(1

($Bn)

Institutional Securities

Total Firm

Source:   Company SEC Filings and 2Q07 Financial Supplement
Notes:    (1)  The Company uses an economic capital model to determine the amount of equity capital needed to support the risk of its business activities to ensure that the Company remains adequately capitalized. Economic capital is defined as the amount of capital needed to run the business through the business cycle and satisfy the requirements of regulators, rating agencies and the market.
               The Company's methodology is based on a going concern approach that assigns economic capital to each segment based on regulatory capital usage plus additional capital for stress losses, goodwill and principal investment risk. The economic capital model and allocation methodology may be enhanced over time in response to changes in the business and regulatory environment.

          (2)  Beginning in the first quarter of fiscal 2007, economic capital requirements have been met by regulatory Tier 1 equity (including common shareholders' equity, certain preferred stock, eligible hybrid capital instruments and deductions of goodwill and certain intangible assets and deferred tax assets), subject to regulatory limits. The Tier 1 equity components are also reflected in the average common equity allocated to the business segments. This enhancement to the Company's equity capital model and related disclosures will be made on a prospective basis.

                                                                              17

Better Leverage Firm Capital

Total and Adjusted Assets

Total Leverage Ratio:

Adjusted Leverage Ratio(1):

Adjusted Assets

Total Assets

Lending and Commitments vs. Hedges

($Bn)

% Investment Grade:

Investment Grade (left axis)

Hedges (2) (right axis)

Non-Investment Grade (left axis)

Source:  Company SEC Filings and 2Q07 Financial Supplement
Notes:    (1)  Adjusted leverage ratio equals adjusted assets divided by tangible shareholders' equity.
          (2)  Includes both internal and external hedges utilized by the lending business.

                                                                              18

Financial Strength

Total Long-Term Capital at May 31, 2007  ($Bn)

Shareholders' Equity            Long-Term Debt (1)

Source:   Company SEC filings
Notes:    (1)  These amounts exclude the current portion of long-term borrowings and include Capital Units, which were redeemed on February 28,
               2007, and junior subordinated debt issued to capital trusts.

                                                                              19

Debt Portfolio Management

Long-Term Debt Issued

Source:  Company SEC filings

Long-Term Debt Outstanding

Source:  Bloomberg
Note:    Data as of 5/31/07

                                                                              20

Liquidity Management Framework

Contingency             Liquidity       Cash Capital
Funding Plan            Reserve         Policy

               Financing Guidelines

o        Secured Funding                   o        Surplus Capacity
o        Asset / Liability Matching        o        Diversification
o        Staggered Maturities              o        Committed Credit

Source:   Company SEC filings

                                                                              21

Committed Credit Facility              Unsecured vs. Secured

Currency Diversification

     Yen                                Unsecured
Y80Bn ($680MM                           $11.53Bn

Multicurrency
$3.25Bn

USD
$7.6Bn

              Total Committed Credit = $11.53Bn

Source:  Company SEC filings

                                                                              22

Credit Quality

Debt Ratings

Dominion Bond Rating Service Limited            AA (low)       R-1 (middle)
Fitch Ratings (1)                                    AA-                F1+
Moody's Investors Service                            Aa3                P-1
Rating and Investment Information, Inc. (R&I)         AA               a-1+
Standard & Poor's (2)                                 A+                A-1

Notes:  (1)  Outlook changed to Negative on December 19, 2006
        (2)  Outlook changed to Positive on October 27, 2006

                                                                              23

             Geographic
             Information

                                                                              24

Regional Contributions: FY 2004 and FY 2006

2004 Net Revenues of $25Bn (1)(2)       2006 Net Revenues of $36Bn (2)(3)

2004 Pre-Tax Profits of $7Bn            2006 Pre-Tax Profits of $11Bn

Source:  Company SEC Filings
Notes:   (1)  Excluding eliminations of ($1,346MM).
         (2)  Net revenues include adjustments for the presentation of certain deferred compensation plans. (3) Excluding eliminations of
               ($1,993MM). (4) Includes U.S., Canada, Latin America and Other.

                                                                              25

Morgan Stanley Presence in Europe, Middle East and Africa

    Regional Offices
--------------------------
 UK                (1977)
 Switzerland       (1986)
 Germany           (1987)
 Italy             (1989)
 Luxembourg        (1989)
 France            (1990)
 Spain            (93/99)
 Russia            (1994)
 South Africa      (1994)
 Netherlands       (1997)
 Sweden            (1999)
 Israel            (2001)
 Ireland           (2003)
 Greece            (2004)
 Hungary           (2006)
 UAE               (2006)
 Turkey            (2007)
 Saudi Arabia (JV) (2007)

                                                                              26

Critical Initiatives: Europe, Middle East and Africa

o    Institutional Securities

     -    Grow equity derivatives, corporate derivatives, and retail structured products

     -    Capitalize on changes in the insurance and pension markets

     -    Opportunistically expand residential mortgage capabilities in target markets (ex. acquiring City Mortgage in Russia and Advantage in the
          U.K.)

     -    Achieve better balance between principal and agency business

o    Global Wealth Management

     -    Refocused on ultra-high net worth market segment (sale of Quilter)

     -    Swiss Bank expansion

     -    Invest in talent and grow the franchise

o    Asset Management

     -    Continue to expand global distribution platform via organic growth and possible acquisitions

     -    Expand product platform organically and through acquisitions

     -    Build private equity platform

     -    Invest in talent

o    Cross-divisional Initiatives

     -    Further build out Emerging Markets footprint (Turkey, Dubai, Qatar,
          Saudi JV, Kazakhstan, Central Europe)

     -    Expand client footprint (middle market)

     -    Importance of local presence

                                                                              27

Morgan Stanley Presence in Asia

   Regional Offices
-----------------------
Tokyo           (1970)
Sydney          (1982)
Melbourne       (1985)
Singapore       (1985)
Hong Kong       (1987)
Taipei          (1990)
Seoul           (1992)
Shanghai        (1993)
Mumbai          (1993)
Beijing         (1994)
Bangkok         (1997)
Jakarta         (2006)
Zhuhai          (2006)
Hanoi (JV)      (2007)

                                                                              28

Critical Initiatives: Asia

o    Institutional Securities

     -    Aggressive localization and growth of Asian offices

          o    Building out the China platform: Nan Tung Bank

          o    Focus on local licenses in Korea and Taiwan (Integrated
               Securities House License)

     -    Building on core strengths: MSREF expansion in China/Japan and established prime brokerage teams in Singapore and Australia

     -    Build investment banking and other businesses in Australia

     -    Growing presence in Korea and Taiwan with fixed income sales, capital markets, investment banking and institutional equities

     -    Acquired license in Indonesia and expanding platform

     -    Establishing Joint Venture with SCIC in Vietnam

     -    Local presence is key part of strategy

o        Global Wealth Management

     -    Focused on growth strategy

     -    Centers in Hong Kong and Singapore

     -    Leverage the brand in China, Taiwan and Indonesia

o    Asset Management

     -    Continue to expand global distribution platform via organic growth and possible acquisitions

     -    Building domestic product, possibly through acquisitions

     -    Private equity Asia

o    Cross-divisional

     -    Build strength in Japan, maintain CMBS strength, and reinvest in investment banking, institutional equities evaluate GWM opportunities

     -    Full ownership, full service institutional securities platform in
          India

                                                                              29

Morgan Stanley Presence and Critical Initiatives in Latin America

    Regional Offices
------------------------
 Sao Paulo        (1997)
 Mexico City      (1999)
 Buenos Aires     (1999)

o    Institutional Securities

     -    Obtained Broker-Dealer license in Mexico

     -    Further build out MSREF business in Brazil and Mexico

o    Global Wealth Management

     -    Build out of High Net Worth Platform in Latin America

o    Asset Management

     -    Continue to expand global distribution platform via organic growth

o    Cross-divisional

     -    Full scale business expansion with Brazil as primary focus

     -    Maintain strength in regional bond and equity business

                                                                              30

                                 Morgan Stanley

                                                                              31